DATED JUNE 23, 2008
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-150218
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, FLOATING RATE NOTES DUE 2011
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SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, Floating Rate Notes Due 2011
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-150218
Trade Date/Pricing Effective Time:	June 23, 2008
Settlement Date (Original Issue date):	June 26, 2008
Maturity Date:	June 24, 2011
Principal Amount:	$500,000,000
Price to Public (Issue Price):	100.00%
All-in-price:	99.850%
Net Proceeds to Issuer:	$499,250,000
Interest Rate Basis:	3 Month USD LIBOR
Spread (Plus or Minus):	+ 75 basis points (0.75%)
Interest Rate Calculation	USD LIBOR determined on Interest Determination Date plus the Spread
Interest Reset Periods and Dates	Quarterly on the 26th of each June, September, December and March of each year

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 26th of each June, September, December, and
March of each year, commencing September 26, 2008, and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1000 with increments of $1000 thereafter
Joint Bookrunners:	Banc of America Securities LLC (50%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (50%)
CUSIP:	14912L3X7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 800-294-1322 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.